UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 22, 2018

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President, EksoWorks

Effective January 22, 2018, Russdon Angold resigned as the President of the EksoWorks business unit of Ekso Bionics Holdings, Inc. (the “Company”) and from all other positions with the Company in connection with a leadership transition in the Company.

The Company has entered into a Separation Agreement and Full Release of All Claims, dated January 22, 2018 (the “Separation Agreement”), with Mr. Angold to memorialize the parties’ mutual and full agreement with respect to Mr. Angold’s separation. The Separation Agreement provides, among other things, that (a) Mr. Angold resigned from his position as the President of the Company’s EksoWorks business unit and all other positions he had with the Company or any of its subsidiaries; (b) the Company will pay Mr. Angold $36,063, less applicable withholdings and deductions, as final payment of all wages, salary, bonuses, commissions, reimbursable expense, accrued vacation and any similar payments due to Mr. Angold; however, the Company retains the discretion to pay a bonus to Mr. Angold in 2018 for services performed in 2017 and to make a matching 401(k) contribution to Mr. Angold’s account with respect to the year ended December 31, 2017. The matching 401(k) contribution is currently estimated to be in the amount of 7,826 shares; (c) Mr. Angold will be paid $232,000 as severance in accordance with the Company’s normal payroll practices over the 12-month period following Mr. Angold’s separation (the “Separation Period”); (d) the Company will accelerate the vesting of Mr. Angold’s previously granted stock options such that the portion that would have become vested and exercisable during the Separation Period will vest and become exercisable on January 22, 2018. Furthermore, all exercisable stock options will remain exercisable until January 21, 2024 or, if earlier, until the latest date that such stock options could have been exercised under the terms of the original award; (e) the Company will continue to make the employer contribution to the cost of Mr. Angold’s continued participation in the Company’s group health and dental insurance plans during the Separation Period; (f) Mr. Angold has agreed not to sell or otherwise dispose any of his Common Stock for a period of 90 days after the date of his resignation, subject to certain exceptions for gifts and pre-approved dispositions without consideration; (g) Mr. Angold will remain subject to the restrictions concerning interference with business, use of confidential and proprietary information, assignment of inventions and patents and confidentiality provided in written agreements with the Company; (h) Mr. Angold has agreed to work with the Company and its accountants and legal advisors during the Separation Period in order to facilitate a smooth transition. Mr. Angold and the Company each have agreed not to disparage the other; and (i) Mr. Angold has agreed to a release of claims related to Mr. Angold’s employment and other relationships with the Company and its affiliates, and his separation.

The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, which is attached as Exhibit 99.1 and incorporated herein by reference.

On January 26, 2018, the Company issued a press release announcing a leadership transition and the departure of Mr. Angold. A copy of this press release is filed as Exhibit 99.2 to this current report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Separation Agreement and Full Release of All Claims
99.2	Press Release dated January 26, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Maximilian Scheder-Bieschin
Name:	Maximilian Scheder-Bieschin
Title:	Chief Financial Officer

Dated: January 26, 2018